Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the E2open Parent Holdings, Inc. 2021 Omnibus Incentive Plan of our reports dated May 1, 2023, with respect to the consolidated financial statements of E2open Parent Holdings, Inc. and the effectiveness of internal control over financial reporting of E2open Parent Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended February 28, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

May 2, 2023